Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2006 Results

NEW YORK, OCTOBER 24, 2006 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2006 increased 9.5% to $177.1 million from $161.7 million in the third quarter of 2005. Diluted earnings per share in the third quarter of 2006 increased 15.6% to $1.04 per share from $0.90 per share in the third quarter of 2005.

Worldwide revenue increased 10.0% to $2,774.3 million from $2,522.9 million in the third quarter of 2005. Domestic revenue for the third quarter of 2006 increased 7.8% to $1,540.5 million compared to $1,428.6 million in the third quarter of 2005. International revenue increased 12.7% to $1,233.8 million compared to $1,094.3 million in the third quarter of 2005.

Net income for the nine months ended September 30, 2006 increased 9.1% to $586.8 million from $538.1 million in the same period in 2005. Diluted earnings per share for the nine months ended September 30, 2006 increased 14.6% to $3.38 per share in 2006 from $2.95 per share in the same period in 2005.

Worldwide revenue for the nine months ended September 30, 2006 increased 8.2% to $8,160.7 million from $7,541.7 million in the same period in 2005. Domestic revenue for the nine months ended September 30, 2006 increased 8.2% to $4,508.9 million from $4,168.4 million in the same period in 2005. International revenue for the nine months ended September 30, 2006 increased 8.3% to $3,651.8 million from $3,373.3 million in the same period in 2005.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30,	2006(1)	2005
Revenue	$ 2,774.3	$ 2,522.9
Operating expenses	2,466.9	2,248.4

Operating profit	307.4	274.5
Net interest expense	26.7	16.3

Income before income taxes	280.7	258.2
Income taxes	92.9	86.9

Income after income taxes	187.8	171.3

Equity in earnings of affiliates	6.3	6.9
Minority interests	(17.0)	(16.5)

Net income	$ 177.1	$ 161.7

Net income per common share
Basic	$ 1.05	$ 0.90
Diluted	$ 1.04	$ 0.90

Weighted average shares (in millions)
Basic	169.4	179.3
Diluted	170.9	180.6

Dividend declared per share	$ 0.250	$ 0.225
(1)	During the third quarter of 2006, we disposed of a U. S. based healthcare business and several small businesses. The sale of the healthcare business resulted in a high book tax rate primarily caused by the non-deductibility of goodwill. This increase in income tax expense was more than offset by a one-time reduction of income tax expense from the resolution of uncertainties related to changes in certain foreign tax laws. The aggregate impact of these events on the three months ended September 30, 2006 was a decrease in profit before tax of $0.5 million, a decrease in tax expense of $1.8 million and an increase in net income of $1.3 million.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30,	2006	2005
Revenue	$ 8,160.7	$ 7,541.7
Operating expenses	7,151.4	6,628.0

Operating profit	1,009.3	913.7
Net interest expense	67.4	42.7

Income before income taxes	941.9	871.0
Income taxes	315.5	297.4

Income after income taxes	626.4	573.6

Equity in earnings of affiliates	17.5	17.2
Minority interests	(57.1)	(52.7)

Net income	$ 586.8	$ 538.1

Net income per common share
Basic	$ 3.41	$ 2.97
Diluted	$ 3.38	$ 2.95

Weighted average shares (in millions)
Basic	172.2	181.1
Diluted	173.8	182.5

Dividend declared per share	$ 0.750	$ 0.675